SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(X )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(X )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                             Genesco Inc.
          (Name of Registrant as Specified In Its Charter)


                             Genesco Inc.
          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(X )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

      4) Proposed maximum aggregate value of transaction:

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

(GENESCO logo appears here)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of shareholders of Genesco Inc. will be held at the Company's executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on Wednesday, June 28, 1995 at 10:00 a.m. for the purposes of:
     1. electing seven directors;
     2. approving the Genesco Employee Stock Purchase Plan;
     3. approving the appointment of Price Waterhouse as independent accountants for the Company for the fiscal year ending January 31, 1996;
     4. if presented at the meeting, acting upon a shareholder proposal regarding cumulative voting;
     5. if presented at the meeting, acting upon a shareholder proposal regarding confidential voting;
     6. if presented at the meeting, acting upon a shareholder proposal regarding the Shareholder Rights Plan; and
     7. transacting such other business as may properly come before the meeting. Shareholders of record at the close of business on May 18, 1995 will be entitled to vote at the meeting.
By order of the board of directors.
Roger G. Sisson
Secretary
May 22, 1995
                                    IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

(GENESCO logo appears here)

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, JUNE 28, 1995
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Genesco Inc. ("Genesco" or the "Company") to be voted at the annual meeting of shareholders to be held at the offices of the Company, beginning at 10:00 a.m. on Wednesday, June 28, 1995, and at any adjournments thereof, for the purposes set forth in the accompanying notice. This proxy material was first mailed to shareholders on or about May 22, 1995. The Company will pay the cost of solicitation. In addition to this solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. The Company has retained the firm of Georgeson & Co. Inc. to aid in the solicitation of proxies, for which the Company will pay a fee of $12,500. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.
All valid proxies which are received will be voted in accordance with the recommendations of the board of directors, unless otherwise specified thereon. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy or by attending the annual meeting and voting his or her shares in person.
The board of directors is not aware of any matter to be submitted for consideration at the annual meeting other than those set forth in the accompanying notice. If any other matter properly comes before the meeting for action, proxies will be
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voted on such matter in accordance with the best judgment of the persons named as proxies.
The Company's executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217.
                               VOTING SECURITIES
The various classes of voting preferred stock and the common stock will vote together as a single group at the annual meeting.
As of May 18, 1995, the record date for determination of shareholders entitled to notice of and to vote at the annual meeting, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

CLASS OF                                            NO. OF      VOTES PER      TOTAL
STOCK                                               SHARES        SHARE        VOTES
Subordinated Serial Preferred Stock:
$2.30 Series 1                                        37,233        1            37,233
$4.75 Series 3                                        19,632        2            39,264
$4.75 Series 4                                        16,412        1            16,412
$1.50 Subordinated Cumulative
  Preferred Stock                                     30,017        1            30,017
Employees' Subordinated Convertible Preferred
  Stock                                               80,313        1            80,313
Common Stock                                      24,343,663        1        24,343,663

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. A plurality of the votes cast is necessary for the election of directors. The affirmative vote of a majority of the total votes cast either for or in opposition to any other proposal is necessary to approve it. Abstentions and shares represented at the meeting but not voted on a particular matter due to a broker's lack of discretionary voting power are counted for quorum purposes but are not counted as votes cast for or against a particular matter and thus will not affect the outcome of the vote on any matter. The election of directors and the approval of the Employee Stock Purchase Plan are routine matters as to which, under applicable New York Stock Exchange rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting. The
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shareholder proposals, if presented, are not routine matters and a broker will not have discretionary authority to vote on these matters in the absence of instructions from the client at least 10 days prior to the annual meeting.
                             ELECTION OF DIRECTORS
Seven directors are to be elected by shareholders to hold office until the next annual meeting of shareholders and until their successors are elected and qualify. All nominees are presently serving as directors, and all have consented to serve if re-elected. The shares represented by the proxies which are received will be voted FOR the election of the following seven nominees, unless specified otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, pursuant to the Company's bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors. INFORMATION CONCERNING NOMINEES
The name, age and principal occupation of each of the nominees and certain information regarding his business experience are set forth below:
DAVID M. CHAMBERLAIN, 51, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF GENESCO. Mr. Chamberlain became president and chief executive officer of the Company in October 1994 and was named chairman in February 1995. He has been a partner in Consumer Focus Partners, a San Francisco venture capital firm, since June 1994 and worked there full-time from that date until he assumed the presidency of Genesco. He was employed by Shaklee Corporation, a manufacturer and marketer of consumer products, in 1983 as president and chief operating officer, was elected a director in 1983 and served as chief executive officer from 1985 until 1993 and chairman from 1989 until May 1994. Prior to 1983 he was senior vice president and group executive of Nabisco Brands Ltd., Canada. He has been a director of Genesco since 1989 and is a director of Mrs. Fields Cookie Company, Inc., Wild Oats Markets, Inc. and Custom Collection Inc. He also serves as the Chairman of the Board of Trustees of the University of California at San Francisco and vice chairman of the San Francisco Opera.
W. LIPSCOMB DAVIS, JR., 63, PARTNER, HILLSBORO ENTERPRISES. Mr. Davis has been a principal of Hillsboro Enterprises, an investment partnership, and of its corporate predecessor since 1960. He has been a director of Genesco since 1988. He is also a director of American General Corp., Third National Bank in Nashville and Thomas Nelson, Inc.
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JOHN DIEBOLD, 68, CHAIRMAN, THE JD CONSULTING GROUP, INC. Mr. Diebold is
chairman of The JD Consulting Group, Inc., a management consulting firm which he founded in 1954. He has been a director of Genesco since 1969. He is also chairman of The Diebold Institute for Public Policy Studies, Inc., a foundation, as well as trustee of a number of universities, public policy groups and scientific institutions.
HARRY D. GARBER, 66, DIRECTOR. Mr. Garber served as chairman of Genesco from February 1994 through January 1995, having been a director of the Company since 1976. He was employed by The Equitable Life Assurance Society of the United States, a major provider of life insurance, health insurance and annuities, from 1950 until June 1993 and served as its vice chairman from 1984 until his retirement. He also serves on the board of directors of the MBL Life Assurance Corporation and Howard University.
JOEL C. GORDON, 66, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER,
SURGICAL CARE AFFILIATES, INC. Mr. Gordon has been chairman of the board of Surgical Care Affiliates, Inc., an owner and operator of freestanding outpatient surgical centers, since its founding in 1982 and has served as its chief executive officer since 1987. Mr. Gordon was a founder and served as president and vice-chairman of the board of General Care Corp., an owner and operator of general acute care hospitals, from 1969 until it was sold to Hospital Corporation of America in 1980. He has been a director of Genesco since June 1992. Mr. Gordon is also a director of Third National Bank in Nashville and Healthwise of America, Inc.
WILLIAM A. WILLIAMSON, JR., 59, PRIVATE INVESTOR. Mr. Williamson was employed from 1958 to 1992 by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals, drug store sundries and medical, surgical and veterinary products, and was elected chief executive officer of that company in 1974 and named as its chairman in 1981. He has been a director of Genesco since 1989. Mr. Williamson is also a director of AmSouth Bancorporation.
WILLIAM S. WIRE II, 63, RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF GENESCO. Mr. Wire joined the Company in 1962, was elected a vice president in 1971, senior vice president-finance in 1984 and vice chairman and a director in 1985. He was elected president and chairman in 1986, served as chief executive officer from 1986 until January 31, 1993 and retired as chairman on January 31, 1994. Mr. Wire is also a director of First American Corporation, First American National Bank and Dollar General Corporation.
                                       5
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BOARD COMMITTEES AND MEETINGS
The board of directors met twelve times during the fiscal year ended January 31, 1995 ("Fiscal 1995"). No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he served during Fiscal 1995. A description of each board committee and its membership follows.
AUDIT COMMITTEE
     Members: Joel C. Gordon (chairman), W. Lipscomb Davis, Jr., Harry D. Garber
              (since February 20, 1995) and William A. Williamson, Jr.
The audit committee met four times in Fiscal 1995. The functions of the audit committee are (i) to serve as the primary means of communication between the board of directors and both the independent accountants and the corporate auditor, (ii) to assist and make recommendations to the board of directors in fulfilling its responsibilities relating to the Company's accounting, financial reporting and internal accounting control policies and practices, (iii) to review with the independent accountants and the corporate auditor the scope of the annual audit plan, the results of the annual audit and the adequacy of the Company's internal accounting controls, (iv) to make recommendations to the board of directors with respect to the selection of independent accountants, (v) to approve the fees payable to the independent accountants, (vi) to review any non-audit services rendered by the independent accountants, (vii) to monitor compliance with the Company's business ethics policies and (viii) to engage independent accountants and other professional advisors to conduct such special reviews or studies as the committee deems appropriate in fulfilling its responsibilities.
NOMINATING COMMITTEE
     Members: W. Lipscomb Davis, Jr. (chairman), David M. Chamberlain, John
              Diebold, Harry D. Garber and William S. Wire II
The nominating committee met three times in Fiscal 1995. The function of the nominating committee is to make recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members and (iv) the succession of the executive officers of the Company. The nominating committee will consider for nomination as directors qualified nominees recommended by shareholders, who may submit recommendations to the committee in care of the secretary of the Company, giving in detail the qualifications and experience of the persons so recommended.
                                       6
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COMPENSATION COMMITTEE
Members: David M. Chamberlain (chairman and committee member until October 12,
         1994), William A. Williamson, Jr. (chairman since October 12, 1994), Joel C. Gordon and John Diebold
The compensation committee met eight times in Fiscal 1995. The functions of the compensation committee are (i) to approve the compensation of the officers of the Company, (ii) to review the salary ranges applicable to other employees of the Company whose base annual salary is at the rate of $125,000 or more, (iii) to make recommendations to the board of directors with respect to the compensation of directors, (iv) to review and provide assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974) to the extent that action by the board of directors is required, (v) to serve as the primary means of communication between the administrator of the Company's employee benefit plans and the board of directors and (vi) to administer the Company's Key Executives Stock Option Plan, the 1987 Stock Option Plan, the Stock Savings Plan (which, subject to shareholder approval, will be replaced by the Genesco Employee Stock Purchase Plan -- see "Approval of Employee Stock Purchase Plan"), and the Restricted Stock Plan for Directors.
FINANCE COMMITTEE
Members: Harry D. Garber (chairman), Joel C. Gordon, William A. Williamson, Jr.
         and William S. Wire II
The finance committee met three times in Fiscal 1995. The functions of the finance committee are (i) to review and make recommendations to the board with respect to (a) the establishment of bank lines of credit and other short-term borrowing arrangements, (b) the investment of excess working capital funds on a short-term basis, (c) significant changes in the capital structure of the Company, including the incurrence of long-term indebtedness and the issuance of equity securities, (d) the declaration/omission of dividends and (e) the annual capital expenditure and charitable contribution budgets; (ii) to serve as the primary means of communication between the board of directors and the investment committee, the trustees of the Genesco Restricted Investments Pension Trust and the vice president-finance of the Company regarding the activities of such committee, trustees and officer in respect of certain of the Company's employee benefit plans (as that term is defined in the Employee Retirement Income Security Act of 1974)
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and (iii) to appoint, remove and approve the compensation of the trustees under any employee benefit plan.
DIRECTOR COMPENSATION
Directors who are not employees of the Company receive a retainer of $15,000 a year and a fee of $750 for each board or committee meeting attended in person or $500 for each meeting by telephone. Each committee chairman receives an additional $2,000 a year. Directors who are full-time Company employees do not receive any compensation for serving as directors. The Company will defer the payment of all or any portion of a director's fees. Amounts deferred accrue interest at the prime rate. No director is currently deferring payment of director's fees. The Company also pays the premiums for directors who are not employees on $50,000 of coverage under the Company's group term life insurance policy plus additional cash compensation to offset income taxes imputed to directors for such premiums.
The Restricted Stock Plan for Directors was approved by shareholders on June 21, 1988. The plan, which provides for issuance of a maximum of 100,000 shares of common stock, subject to adjustment under certain circumstances, provides for the issuance to each non-employee director at three-year intervals of shares of common stock valued at $15,000 (not to exceed 5,000 shares). The shares are subject to restrictions on transfer and, with certain exceptions, are subject to forfeiture if the director's service terminates during the three-year period following the date of issuance. As of April 30, 1995, 87,475 shares of common stock had been issued pursuant to the plan, of which 9,902 shares had been forfeited, leaving 22,427 shares available for future grants.
                                       8
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                        SECURITY OWNERSHIP OF OFFICERS,
                      DIRECTORS AND PRINCIPAL SHAREHOLDERS
PRINCIPAL SHAREHOLDERS
The following table sets forth the ownership of persons known to own beneficially more than 5% of the various classes of voting securities described on page 3 taken as a single voting group. This information is based upon the most recent filings of Schedules 13D and 13G and amendments thereto, as applicable, by the beneficial owners.

CLASS
  OF                   NAME AND ADDRESS                  NO. OF          PERCENT
STOCK                 OF BENEFICIAL OWNER                SHARES          OF CLASS
Common   Richard C. Blum & Associates, Inc. (1)         1,358,300           5.6%
         Richard C. Blum & Associates, L.P. (1)
         The Carpenters Pension Trust for Southern
         California (1)
         909 Montgomery Street
         Suite 400
         San Francisco, CA 94133
Common   Fisher Investments, Inc. (2)                   1,449,900           6.0%
         13100 Skyline Boulevard
         Woodside, CA 94062

(1) Shared voting and dispositive power.
(2) Sole voting and dispositive power.
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SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information as of April 30, 1995 regarding the beneficial ownership of the Company's common stock by each of the Company's current directors, the persons required to be named in the Company's summary compensation table appearing elsewhere in the proxy statement and the current directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock, except that one current executive officer not named in the summary compensation table owns 74 shares of Subordinated Preferred Stock.

                                                                              NO. OF
NAME                                                                         SHARES(1)
David M. Chamberlain                                                       357,998      (2)
W. Lipscomb Davis, Jr.                                                      57,326      (3)
John Diebold                                                                15,832
Harry D. Garber                                                             12,326
Joel C. Gordon                                                             151,875      (4)
William A. Williamson, Jr.                                                  59,076
William S. Wire II                                                         197,724      (5)
James S. Gulmi                                                              18,425      (5)(6)
Ben T. Harris                                                                4,835      (5)(7)
Fowler H. Low                                                               15,000      (5)
E. Douglas Grindstaff                                                      274,000
Robert E. Brosky                                                             4,263      (5)(8)
Thomas B. Clark                                                                  0
Henry D. Siegal                                                                  0
Current Directors and Executive Officers as a Group
  (13 Persons)                                                             892,917      (5)(9)

(1) Each director and officer owns less than 1% of the outstanding shares of the Company's common stock, except for Mr. Chamberlain, who owns 1.5% of such shares.
(2) Includes 245,000 shares held by Mr. Chamberlain jointly with his wife, as trustees of a family trust, and 4,000 shares held by their daughters. Also includes 100,000 shares which may be purchased within 60 days upon exercise of options granted in connection with Mr. Chamberlain's election as president of the Company.
(3) Includes 10,000 shares of common stock owned by Mr. Davis' mother, for whom he holds power of attorney. Mr. Davis disclaims beneficial ownership of such shares.
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(4) Includes 10,750 shares owned by Mr. Gordon jointly with his wife and by a partnership of which Mr. Gordon's children are the general partners and a total of 105,000 shares held by two trusts for which Mr. Gordon exercises voting and investment control.
(5) Includes (i) with respect to Messrs. Gulmi, Harris, Low, Wire and Brosky, 10,000, 1,250, 5,000, 181,250 and 4,000 shares, respectively, which may be purchased within 60 days upon exercise of options granted to them under the Company's stock option plans and (ii) with respect to all current executive officers, a total of 18,750 shares which may be purchased within 60 days upon exercise of options under such plans.
(6) Includes 40 shares held for the benefit of Mr. Gulmi's children by their mother, of which Mr. Gulmi disclaims beneficial ownership.
(7) Includes 3,500 shares held by Mr. Harris jointly with his wife.
(8) Includes 110 shares held by Mr. Brosky's daughters, of which he disclaims beneficial ownership.
(9) Constitutes approximately 3.6% of the Company's outstanding common stock. COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.
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                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation from the Company earned by or awarded or paid to the chief executive officer, the former chief executive officer and each of the other four most highly compensated executive officers employed by the Company at January 31, 1995 and two additional individuals who would have fit the latter category but for the fact that they were not executive officers of the Company at January 31, 1995 (together, the "named executive officers"), for each of the fiscal years ended January 31, 1993, 1994 and 1995.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                  ANNUAL COMPENSATION         RESTRICTED   SECURITIES
                                              OTHER ANNUAL      STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL         SALARY    BONUS    COMPENSATION      AWARDS      OPTIONS     COMPENSATION(1)
POSITION             YEAR    ($)      ($)          ($)           ($)          (#)             ($)
David M. Chamberlain 1995  103,629        0       71,117(2)     15,000(3)    200,000         24,635
 Chairman, President 1994      N/A      N/A          N/A           N/A           N/A            N/A
 Chief Executive     1993      N/A      N/A          N/A           N/A           N/A            N/A
 Officer
E. Douglas           1995  349,463        0                          0             0         171,84
  Grindstaff(4)
 President and Chief 1994  500,000        0                          0             0         12,067
 Executive Officer   1993  333,333  500,000                          0       300,000         12,067
James S. Gulmi       1995  206,000        0                          0       121,800(5)           0
 Vice President-     1994  197,000        0                          0        10,000          1,402
 Finance             1993  185,750  137,455                          0        10,000          1,676
Fowler H. Low        1995  229,500        0                          0       101,500(6)           0
 President and Chief 1994  218,500  131,100                          0         7,000          5,609
 Executive Officer,  1993  216,000  148,114                          0         7,000          5,609
 Johnston & Murphy,
 a division of
 Genesco
Ben T. Harris        1995  173,750  104,250                          0        59,250(7)           0
 President, Genesco  1994  161,250        0                          0         7,000          1,890
 Retail, a division  1993  156,250   93,750                          0         7,000            798
 of Genesco
Robert E. Brosky(8)  1995  123,000        0                          0        46,100(9)       3,575
 Controller and      1994  118,556        0                          0         3,000          2,288
 Chief
 Accounting Officer  1993  112,894   56,447                          0         3,000          2,288
Thomas B. Clark(10)  1995  174,731        0                          0             0        280,825
 Executive Vice      1994   20,833        0                          0        75,000            N/A
 President-          1993      N/A      N/A                        N/A           N/A            N/A
 Administration
Henry D. Siegal(11)  1995  246,458        0       25,526(12)         0             0        165,747
 President, The      1994   55,972        0          N/A             0        40,000            N/A
 Greif
 Companies, a        1993      N/A      N/A          N/A           N/A           N/A            N/A
 division
 of Genesco

 (1) The amounts shown in this column reflect the value of amounts paid by the Company with respect to life insurance policies, except that the amount
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     shown for Mr. Chamberlain includes fees paid to him prior to October 12,
     1994 as a non-employee director of $24,500 and reimbursement of federal income taxes on imputed income from director life insurance policy of $135. $159,109 of the amount shown for Mr. Grindstaff in 1995, and all of the amounts shown for Mr. Clark and Mr. Siegal, were cash payments made in connection with the termination of their employment.
 (2) Includes reimbursement for personal commuting and Nashville housing expenses after Mr. Chamberlain became president and chief executive officer of $35,878 and housing in Nashville of $8,505 and reimbursement of federal and state taxes on the imputed income from such reimbursements of $35,239.
 (3) At January 31, 1995, Mr. Chamberlain held 4,000 shares of common stock subject to forfeiture if he ceases to be a director of the Company prior to June 22, 1997, on which date the risk of forfeiture lapses. Based upon the reported closing price of shares of the Company's common stock on the New York Stock Exchange on January 31, 1995, the market value of the restricted shares at year end was $8,500. The shares were granted pursuant to the Restricted Stock Plan for Directors prior to Mr. Chamberlain's election as president and chief executive officer.
 (4) Mr. Grindstaff resigned effective October 12, 1994.
 (5) Includes 81,800 options granted in exchange for an equal number of options relinquished in the Company's November 1994 option exchange. See "Report on Repricing of Options/SARs," below.
 (6) Includes 56,500 options granted in exchange for an equal number of options relinquished in the Company's November 1994 option exchange. See "Report on Repricing of Options/SARs," below.
 (7) Includes 19,250 options granted in exchange for an equal number of options relinquished in the Company's November 1994 option exchange. See "Report on Repricing of Options/SARs," below.
 (8) Mr. Brosky resigned as Controller and Chief Accounting Officer effective April 30, 1995.
 (9) Includes 36,100 options granted in exchange for an equal number of options relinquished in the Company's November 1994 option exchange. See "Report on Repricing of Options/SARs," below.
(10) Mr. Clark resigned effective October 12, 1994.
(11) Mr. Siegal resigned effective November 3, 1994.
(12) Includes $23,060 of reimbursements for personal commuting expenses.
                                       13
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
OPTION GRANTS IN FISCAL 1995
The following table sets forth information regarding stock options granted to the named executive officers in Fiscal 1995 and the potential realizable value of those options assuming the market price of the Company's common stock increases at annual rates of 5% and 10%, compounded annually, until they expire ten years after the date of grant. The potential realizable values shown in the table are hypothetical, have not been discounted to reflect their present value and are not intended as a forecast of future stock price appreciation. Any gains which may be realized upon exercise of such options will depend upon the actual market price of the Company's common stock on the date the option is actually exercised.

                                                                                           POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL
                            NUMBER OF                                                   RATES OF STOCK
                            SECURITIES     % OF TOTAL                                        PRICE
                            UNDERLYING      OPTIONS                                    APPRECIATION FOR
                             OPTIONS       GRANTED TO       EXERCISE                      OPTION TERM
                             GRANTED       EMPLOYEES          PRICE       EXPIRATION      (10 YEARS)
NAME                           (#)       IN FISCAL YEAR   ($ PER SHARE)      DATE      5% ($)    10% ($)
David M. Chamberlain          100,000          8.4             2.375      10/12/2004   108,700   314,500
                              100,000          8.4             1.875      12/21/1999   158,700   364,500
E. Douglas Grindstaff               0            0               N/A             N/A       N/A       N/A
James S. Gulmi                 81,800          6.9              2.75       11/3/2004    58,242   226,586
                               40,000          3.4              2.00       12/7/2004    58,480   140,800
Fowler H. Low                  56,500          4.7              2.75       11/3/2004    40,228   156,505
                               45,000          3.8              2.00       12/7/2004    65,790   158,400
Ben T. Harris                  19,250          1.6              2.75       11/3/2004    13,706    53,322
                               40,000          3.4              2.00       12/7/2004    58,480   140,800
Robert E. Brosky               36,100          3.0              2.75       11/3/2004    25,703    99,997
                               10,000           .8              2.00       12/7/2004    14,620    35,200
Thomas B. Clark                     0            0               N/A             N/A       N/A       N/A
Henry D. Siegal                     0            0               N/A             N/A       N/A       N/A

All stock option grants, other than Mr. Chamberlain's, were made under the Company's 1987 Stock Option Plan (the "Plan"). The option price per share under the Plan may not be less than the fair market value of the Company's common stock (the closing price of the stock on the New York Stock Exchange) on the date the option is granted or the most recent previous trading date. Plan options may not be exercised during the first twelve months after the date of grant. Thereafter, options may be exercised as determined by the compensation committee of the board of directors. The options listed in the table above which expire on November 3, 2004 were issued in exchange for options previously issued under the Plan. See "Report on Repricing of Options/SARs," below. Those replacing presently exercisable options on the date of the exchange and those which would have become exercisable during the following year will become exercisable on the first anniversary of the exchange; those replacing other options will become exercisable on the subsequent anniversary of the exchange next following the date the replaced options would have become exercisable. The options listed in the table above which expire on December 7, 2004 will become exercisable in five equal annual installments beginning on December 7, 1995. Subject to certain qualifications set forth in the Plan, all options granted under the Plan become exercisable immediately upon a change in control of the Company of a nature required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. The term of options granted under the Plan may not exceed 10 years. All options granted under the Plan during Fiscal 1995 expire 10 years after the date of grant, subject to earlier expiration upon termination of employment. A 100,000 share option granted to Mr. Chamberlain in October 1994 became exercisable April 12, 1995. A 100,000 share option granted in December 1994 will become exercisable on December 21, 1995 if Mr. Chamberlain remains employed by the Company at that date.
AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND YEAR-END OPTION VALUES
The following table sets forth information concerning (i) stock options exercised during Fiscal 1995 by the named executive officers, (ii) the number of shares subject to unexercised options held by such persons at January 31, 1995, indicating those currently exercisable and those not yet exercisable and (iii) the value of such unexercised options on January 31, 1995. The values of unexercised options are calculated by subtracting the exercise price from the closing market price of the common stock as quoted on the New York Stock Exchange on January 31, 1995 ($2.125). In-the-money options are those whose exercise price is below market value.

                         SHARES                        NUMBER OF SHARES        VALUE OF UNEXERCISED IN-
                       ACQUIRED ON                  UNDERLYING OPTIONS AT        THE-MONEY OPTIONS AT
                        EXERCISE       VALUE         FISCAL YEAR-END (#)         FISCAL YEAR-END ($)
NAME                       (#)      REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
David M. Chamberlain       0            0                 0       200,000         0             25,000
E. Douglas Grindstaff      0            0                 0             0         0                  0
James S. Gulmi             0            0            10,000       121,800         0              5,000
Fowler H. Low              0            0             5,000       101,500         0              5,625
Ben T. Harris              0            0             1,250        59,250         0              5,000
Robert E. Brosky           0            0             4,000        46,100         0              1,250
Thomas B. Clark            0            0                 0             0         0                  0
Henry D. Siegal            0            0                 0             0         0                  0

REPORT ON REPRICING OF OPTIONS/SARS
On November 3, 1994, the compensation committee of the board of directors (the "Committee") approved the exchange of certain options held by certain executive officers and other management employees of the Company for new options to become exercisable over a four-year period while the holder remains employed by the Company. The following table sets forth certain information concerning the exchange, which has been the only repricing of options or SARs held by any executive officer of the Company during the last ten completed fiscal years:

                                       TEN YEAR OPTION/SAR REPRICINGS
                                                    MARKET PRICE                                LENGTH OF
                                      NUMBER OF          OF          EXERCISE                    ORIGINAL
                                      SECURITIES      STOCK AT       PRICE AT                 OPTIONAL TERM
                                      UNDERLYING      TIME OF        TIME OF        NEW         REMAINING
                                     OPTIONS/SARS   REPRICING OR   REPRICING OR   EXERCISE      AT DATE OF
                                     REPRICED OR     AMENDMENT      AMENDMENT      PRICE       REPRICING OR
NAME                        DATE     AMENDED (#)        ($)            ($)          ($)         AMENDMENT
James S. Gulmi             11/3/94      10,000          2.125           5.50        2.75             9 years
                                        10,000          2.125           9.00        2.75             8 years
                                        10,000          2.125           6.00        2.75             7 years
                                        10,000          2.125           4.75        2.75         6 1/3 years
                                        10,000          2.125           7.75        2.75         4 3/4 years
                                        10,000          2.125          5.375        2.75             4 years
                                        21,800          2.125          5.625        2.75         2 3/4 years
Robert E. Brosky           11/3/94       3,000          2.125           5.50        2.75             9 years
                                         3,000          2.125           9.00        2.75             8 years
                                         4,000          2.125           6.00        2.75             7 years
                                         4,000          2.125           4.75        2.75         6 1/3 years
                                         7,000          2.125           7.75        2.75         4 3/4 years
                                         3,400          2.125          5.375        2.75             4 years
                                        11,700          2.125          5.625        2.75         2 3/4 years
Fowler H. Low              11/3/94       7,000          2.125           5.50        2.75             9 years
                                         7,000          2.125           9.00        2.75             8 years
                                         7,500          2.125           6.00        2.75             7 years
                                         5,000          2.125           4.75        2.75         6 1/3 years
                                        20,000          2.125           7.75        2.75         4 3/4 years
                                        10,000          2.125          5.625        2.75         2 3/4 years
Ben T. Harris              11/3/94       7,000          2.125           5.50        2.75             9 years
                                         7,000          2.125           9.00        2.75             8 years
                                         3,000          2.125           6.00        2.75             7 years
                                         2,250          2.125           7.75        2.75         4 3/4 years
Roger G. Sisson            11/3/94      10,000          2.125          4.625        2.75         9 1/4 years

The Committee believed that the exchange of options was in the best interests of the Company and its shareholders. In the view of the Committee, the decline of the market price of the Company's common stock to approximately one-third of its level 12 months earlier, due in part to factors beyond the control of any individual option holder, and the effect of the erosion of the Company's net worth as a consequence of a restructuring plan adopted by the board of directors on November 3, 1994, had substantially impaired the effectiveness of the existing options as incentives to management's performance. The Committee further believed that the prospects of significant operating and corporate staff reductions, coupled with the necessity of concentrated effort to achieve a successful implementation of the restructuring plan and of strategies to strengthen the Company's remaining business units, made an enhancement of incentives for performance by key managers particularly important. The Committee set the exercise price of the new options at $2.75 per share, approximately 29% above the closing price of the Company's stock on the New York Stock Exchange on the effective date of the exchange. The new options will become exercisable in annual increments: those replacing options exercisable on the effective date of the exchange and options which would have become exercisable prior to the first anniversary of the exchange will become exercisable on that anniversary date; those replacing other options will become exercisable on the anniversary next following each date on which any of the replaced options would have become exercisable. The new options expire on the tenth anniversary of their grant date and otherwise are identical in all material respects to the options they replaced.
                                             BY THE COMMITTEE:
                                             William A. Williamson, Jr.,
                                             CHAIRMAN
                                             John Diebold
                                             Joel C. Gordon
PENSION PLAN
The following table shows the estimated annual benefits calculated under the Genesco Retirement Plan formula at normal retirement (age 65) as a straight life annuity, disregarding the Internal Revenue Code limitations on annual benefit payments under the Plan (currently $120,000). The pension benefits shown are not subject to any deduction for social security or other offset amounts.

10 YEAR AVERAGE        15           20           25           30           35
   $ 125,000        $ 23,722     $ 31,630     $ 39,539     $ 47,446     $ 55,353
     150,000          28,973       38,630       48,288       57,946       67,603
     175,000          34,224       45,630       57,038       68,446       79,853
     200,000          39,475       52,630       65,788       78,946       92,103
     225,000          44,725       59,630       74,538       89,446      104,353
     250,000          49,977       66,630       83,288       99,946      116,603
     300,000          60,479       80,630      100,788      120,946      141,103
     350,000          70,981       94,630      118,288      141,946      165,603
     400,000          81,483      108,630      135,788      162,946      190,103
     450,000          91,985      122,630      153,288      183,946      214,603
     500,000         102,487      136,630      170,788      204,946      239,103

The Genesco Retirement Plan is a noncontributory, qualified pension plan providing retirement benefits to eligible participants based on a formula which takes into consideration the average of the 10 highest consecutive years' earnings of the participant, years of benefit service and other factors. A participant has no vested rights under the Plan until he has 5 years of service with the Company.
The years of benefit service of the persons named in the Summary Compensation Table, other than Messrs. Grindstaff and Siegal who had less than 5 years' service on their respective termination dates, and Mr. Chamberlain, who has no years of benefit service, are: James S. Gulmi -- 23 years; Ben T. Harris -- 27 years; Fowler H. Low -- 33 years; Robert E. Brosky -- 32 years and Thomas B. Clark -- 10 years. The earnings of such persons for purposes of computing benefits under the Plan are substantially the same as set forth in the Summary Compensation Table in the salary and annual bonus columns, except that the Internal Revenue Code limits to $150,000 the amount of a person's annual earnings which may be taken into account in calculating benefits under the Plan during the calendar year 1995.
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS
Mr. Grindstaff was employed by the Company under an agreement dated April 22, 1992, as amended December 8, 1993. It provided for a base salary of $500,000 a year, subject to annual increase at the discretion of the board of directors, and annual cash incentive bonuses of up to 100% of his annual base salary at the discretion of the board of directors. Mr. Grindstaff received no bonus with respect to Fiscal 1995. Under an agreement dated October 12, 1994, entered into in connection with Mr. Grindstaff's resignation as president and chief executive officer, the Company agreed to continue his base salary at the then-current rate, his medical and life insurance coverage and automobile allowance through April 30, 1996, and to provide certain relocation and outplacement benefits.
Mr. Clark was employed under a three-year agreement, dated December 8, 1993, which provided for an annual salary of $250,000, subject to annual increase at the discretion of the compensation committee, and a cash bonus of not less than $100,000 in each of Fiscal 1995 and 1996. Under an agreement dated October 12, 1994, entered into in connection with Mr. Clark's resignation as executive vice president-administration, the Company agreed to pay him $22,000 per month and to continue his medical insurance coverage through July 31, 1996, and to make a lump-sum severance payment of $200,000. Mr. Clark relinquished his right to bonus payments and other amounts payable under his employment agreement.
Under an agreement dated April 28, 1995, entered into in connection with Robert
E. Brosky's resignation as controller and chief accounting officer and the termination of his full-time employment by the Company as of April 30, 1995, the Company retained Mr. Brosky as a consultant through December 31, 1995, at his then-current salary and level of benefits, and agreed thereafter to continue his base salary, subject to offset for earnings from other employment, through April 30, 1996. The Company also agreed to provide outplacement services and to bear certain transitional costs.
At various times from 1981 to 1994 the Company entered into change of control agreements with its executive officers and certain other key executives. Among the named executive officers, Messrs. Gulmi, Low and Harris are currently parties to such agreements. The agreements become effective only in the event of a change of control, which will be deemed to have occurred if a person or group acquires securities representing 25% or more of the voting power of the Company's outstanding securities or if there is a change in the majority of directors in a contested election. Each agreement provides for employment by the Company for a term of three years. The executive is to exercise authority and perform duties commensurate with his authority and duties immediately prior to the effective date of the agreement. He is also to receive compensation (including incentive compensation) during the term in an amount not less than that which he was receiving immediately prior to the effective date. If the executive's employment is terminated by the Company during the term of the agreement, the executive will be entitled (i) to continue to receive the compensation provided for under the agreement, subject to reduction for compensation received in any other employment during the remainder of the term, or (ii) to elect to receive a lump-sum severance allowance equal to the present value of the compensation he would otherwise receive under the agreement for the remainder of the term, but not to exceed two years.
All stock options granted by the Company become immediately vested and exercisable upon a change of control as defined in the stock option agreements entered into with each optionee, provided that at least one year has elapsed since the date the option was granted. The definition of change of control in the stock option agreements is substantially the same as in the change of control agreements described above.
Messrs. Gulmi, Low and Harris and certain other key managers are also parties to agreements dated as of November 3, 1994, pursuant to which if any of them is terminated other than for cause prior to January 31, 1996, he will be entitled to a one-year continuation of his base salary at the termination date, subject to offset by any earnings from other employment, and to continued coverage under the Company's health insurance plan through the period mandated by COBRA. COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  GENERAL
The compensation committee (the "Committee") of Genesco's board of directors has general oversight responsibility for the compensation of the Company's executive officers. See "Election of Directors -- Compensation Committee" for a detailed description of the functions of the Committee. The Committee is currently composed of the three directors named at the end of this report, none of whom are employees of the Company. David M. Chamberlain was a member of the Committee until he was elected president and chief executive officer of the Company in October 1994; he did not participate in decisions concerning his own compensation.
The compensation policies of the Company are designed to attract and retain qualified key management personnel and to provide motivation and reward for achievement of the operating and strategic goals and objectives of the Company. It is the Company's policy to provide executive officers with the opportunity, through annual cash incentive compensation, to earn above-average total cash compensation based on the achievement of outstanding results. The principal components of Genesco's executive compensation program currently are base salary, annual cash incentive compensation and stock options.
  BASE SALARY
It is the Company's general policy to pay competitive base salaries to its executive officers. Salary ranges are established for each executive officer's position, the mid-points of which approximate the median base salary ranges for positions of similar scope, complexity and responsibility in companies with comparable sales volume. The Committee annually reviews and, if appropriate, adjusts executive officers' salary ranges after considering the results of broad-based salary surveys conducted by nationally-recognized, independent compensation consultants. The principal survey data upon which the Committee relies in determining executive officer base salaries and total cash compensation potential is limited neither to companies in the specific industries in which the Company competes nor to the companies included in the S&P weighted average industry index included in the stock performance graph. The Committee believes that the Company competes with employers outside the specific industries in which it does business to hire and retain qualified executives. In making individual base salary decisions, the Committee considers, in addition to relevant market survey data, (i) the executive's experience, management and leadership ability and technical skills; (ii) the executive's compensation history; (iii) corporate or, if appropriate, operating unit performance and (iv) individual performance.
  ANNUAL INCENTIVE COMPENSATION
Executive officers participate in Genesco's annual management incentive compensation plan, which is designed to retain, motivate and focus the attention of management on the achievement of the Company's annual operating plan and identified, strategic objectives. The Committee reviews and makes recommendations to the board of directors with respect to the adoption of each year's plan. The board approves the plan annually.
Plan participants are selected by the chief executive officer, who is not eligible to participate in the plan. All other executive officers and approximately 65 other management employees participated in the plan for Fiscal 1995; all executive officers and approximately 40 other management employees are participants in Fiscal 1996.
Under the Fiscal 1995 plan, executive officers were eligible to receive bonuses equal to 30% to 80% of their base salaries. Under the Fiscal 1995 plan, the amounts of awards payable to participants were based in part (75% for executives with operating responsibilities and 50% for executives with staff responsibilities) on the achievement of pre-tax earnings goals of the Company and, with respect to executives with operating responsibilities, of the business units in which they were employed. These goals were determined by the chief executive officer, in his subjective judgment, at the beginning of the year with reference to the Company's annual operating plan approved by the board of directors. The remaining portion of the award (25% for executives who have operating responsibilities and 50% for executives who have staff responsibilities) was to be based on an assessment, made by the chief executive officer, of more qualitative or subjective factors such as achievement of departmental or individual goals and objectives and individual contributions to the success of the Company, without any weighting of the particular factors. Achievement of the applicable corporate or business unit goal was a prerequisite for consideration for this portion of the award, however. Only one of the named executive officers received a bonus under the Fiscal 1995 plan.
Under the Fiscal 1996 plan, participants who are heads of the Company's operating divisions are eligible to earn cash awards in amounts to be determined 50% on the basis of earnings and asset utilization goals for their respective divisions set by the chief executive officer during the first quarter of the fiscal year, 25% on the basis of earnings and asset utilization goals for the entire Company and 25% on the basis of individual strategic goals agreed upon by the participant and the chief executive officer during the first quarter. Other participants' awards are to be determined 75% on the basis of corporate earnings and asset utilization goals and 25% on the basis of individual strategic goals similarly agreed with the chief executive officer. As discussed below, participants' achievement of earnings and asset utilization goals is objectively measurable. Specific goals are established by the chief executive officer, subject to the Committee's approval, based primarily upon the Company's annual operating plan. Achievement of individual strategic goals is to be determined by the chief executive officer based upon a year-end review of the participant's performance.
Applicable earnings and asset utilization goals for each participant are specified as a range. If the applicable minimum earnings and asset utilization goals are achieved, the amount of the award earned by the participant is to be at least 60% of a predetermined target award payable for a specified level of results within the range. The target award does not exceed in any case 35% of the participant's base salary. Multiples of the award, up to a maximum of six times the target, are payable for operating results above the target level. No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the plan authorizes the Committee to make exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. An operating division president may not earn a greater percentage of the maximum award for corporate earnings and asset utilization goals than he earns for his business unit's operating results. The Committee may adjust the operating goals of an individual operating division during the course of the year to reflect unusual or nonrecurring charges or credits to earnings, changes in accounting principles and other factors not considered in establishing the goals in question.
  STOCK OPTIONS
The Committee believes that granting stock options to selected key executives of the Company provides them with a strong incentive to make decisions which are in the long-term best interests of the Company and, as such, serves to balance the short-term annual cash incentive component of executive compensation. The Committee further believes that options tend to align the financial interests of management with those of the Company's shareholders, since the value of an option is dependent upon improvement in the Company's performance and in the recognition of that improved performance in the market for the Company's common stock. Options are granted with an exercise price equal to or greater than the fair market value of the stock on the date of grant. Options are typically granted to executive officers and other key employees on an annual basis and typically become exercisable in installments of 25% of the total number of shares subject to the options.
In Fiscal 1995, the Committee granted options to the executive officers and 49 other key management employees in exchange for previously granted options with exercise prices substantially above the present market price of the stock. The replacement options have exercise prices at a premium of approximately 29% over the closing market price at the grant date and will become exercisable over a four-year period beginning one year from the grant date, in increments approximating the vesting schedule of the options which they replaced. See "Report on Repricing of Options/SARs," above.
Additionally, the Committee determined during the latter part of Fiscal 1995 that the Company's interests would be better served by granting a larger number of options to a smaller number of employees than in the past, thus increasing the significance of the incentive represented by stock options to the group of employees, identified by the Committee in consultation with the chief executive officer with input from the heads of the Company's operating divisions, as being those who in the Committee's subjective judgment are positioned to make the most direct contribution to the Company's operating results and therefore the greatest potential impact on the value of its stock. Consistent with this determination, in December 1994, the Committee approved option grants totaling 532,500 shares to 38 employees (compared to 116,200 shares to 66 employees in December 1993). To enhance the incentive effect of the awards and to hasten the implementation of the new strategy, the Committee made individual grants of larger numbers of options than has been its practice in the past and than it expects will ordinarily be its practice in the future, and lengthened their vesting schedule to five years rather than the usual four. Because of the larger individual awards in Fiscal 1995, the Committee expects to grant options only in exceptional cases (e.g., new hires and promotions) during Fiscal 1996.
Options granted under the plan expire ten years after the date of grant. Staggering the vesting of exercise rights requires the executive to remain employed by the Company for the entire vesting period to realize fully the gain on the total number of shares covered by the option. A total of 65 employees of the Company held options to purchase shares of the Company's common stock as of April 30, 1995.
  SEVERANCE ARRANGEMENTS
During last fiscal year and the present one, the Company has entered into severance arrangements with certain executive officers, including those arrangements described above under the heading "Employment Contracts, Termination of Employment and Change in Control Arrangements." The terms of these arrangements have been influenced by the existing contractual rights of the executives and management's judgment in individual cases with respect to the value to the Company of the executive's transitional assistance and cooperation.
  CHIEF EXECUTIVE OFFICER COMPENSATION
David M. Chamberlain was elected interim president and chief executive officer of the Company upon the resignation of E. Douglas Grindstaff from that position in October 1994. The Committee approved a compensation package for Mr. Chamberlain including a monthly base salary of $25,000 and reimbursement for temporary housing in Nashville, reasonable travel expenses to and from his principal residence in San Francisco and additional federal and state income tax liability attributable to the housing and travel reimbursements. The Committee also granted Mr. Chamberlain an option to purchase 100,000 shares of the Company's common stock at $1.875 per share, to become exercisable in April 1995. Mr. Chamberlain initially agreed to serve for a period of six to nine months during the search for a permanent chief executive officer. The board of directors later determined that the implementation of a restructuring plan adopted in November 1994, including the discontinuation of the Company's men's apparel business and the divestiture of two footwear divisions, as well as significant corporate and operating staff reductions, required continuity of senior management, and Mr. Chamberlain agreed to make himself available to the Company as chairman, president and chief executive officer for at least a year, at the pleasure of the board. In connection with Mr. Chamberlain's assumption of additional duties and the agreement to extend his tenure, the Committee raised his monthly salary to $31,250 and granted an additional 100,000 share option at $2.375 per share, to become exercisable on December 20, 1995, if Mr. Chamberlain is then employed by the Company. The Committee believes that Mr. Chamberlain's compensation level is reasonable in view of the operational and strategic challenges he accepted, and that the stock options provide him with a meaningful incentive for performance.
E. Douglas Grindstaff was employed by the Company as president under an agreement dated April 22, 1992. The agreement, which would have expired on April 30, 1995, provided for a base salary of $500,000 a year, annual cash incentive bonuses at the discretion of the board of directors, based upon the Company's operating results during, and its financial condition at the end of, each fiscal year and on Mr. Grindstaff's individual performance as assessed by the board of directors in its subjective judgment. Mr. Grindstaff received no bonus with respect to Fiscal 1995. As described above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements," the Company entered into a severance agreement with Mr. Grindstaff upon his resignation in October 1994. The Committee believes that the provisions of the agreement were in the Company's best interests in view of Mr. Grindstaff's existing contractual entitlements and the need for the Company to ensure his assistance and cooperation during the transition to new management.
  TAX DEDUCTIBILITY LIMIT
Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. The Committee has reviewed the Company's executive compensation plans and believes that no executive officer of the Company is likely to be paid compensation exceeding $1 million in Fiscal 1996. The Committee will consider the requirements of Section 162(m) in authorizing or recommending future executive compensation arrangements.
                                             BY THE COMMITTEE:
                                             William A. Williamson, Jr.,
                                             CHAIRMAN
                                             John Diebold
                                             Joel C. Gordon
David M. Chamberlain joins in this Compensation Committee Report with respect to matters considered by the Committee while he was a member.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
David M. Chamberlain served as a member of the Compensation Committee prior to his election as president and chief executive officer of the Company in October 1994.

STOCK PERFORMANCE GRAPH
The graph below compares the cumulative total stockholder return on the Company's common stock for the last five fiscal years with the cumulative total return of (i) the S&P 500 Index and (ii) a composite of the S&P Shoes Index and the S&P Textiles (Apparel Manufacturers) Index. The composite index is weighted 80% shoes and 20% textiles to reflect the approximate division in the Company's Fiscal 1995 revenues between (i) its footwear businesses and (ii) its tailored clothing business. The graph assumes the investment of $100 in the Company's common stock, the S&P 500 Index and the composite index at the market close on January 31, 1990 and the reinvestment monthly of all dividends.

(GCO Proxy Statement Graph: FY 1995 with plot points appears below)

0
50
100
150
200
250

                 Jan-90   Jan-91    Jan-92      Jan-93      Jan-94      Jan-95
GCO              100      65        90          165         60          40
S&P              100      110       135         145         160         170
80% Shoe/        100      140       225         240         170         210
  20% Textile


                     Jan. 90    Jan. 91    Jan. 92    Jan. 93    Jan. 94    Jan. 95
Genesco Inc.          100.0      64.71      88.24     170.59      64.72      33.33
S & P 500             100.0     108.39     132.99     147.06     166.00     166.88
Composite Index       100.0     134.28     222.79     234.91     175.49     208.11

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
William S. Wire II was employed by the Company under an agreement dated January 9, 1993 pursuant to which he served as chairman of the Company at a base salary of $525,000 a year through January 31, 1994 and agreed to serve thereafter as a consultant to the Company at the same base annual salary until January 31, 1997. The Company also agreed to make supplementary retirement benefit payments from the general funds of the Company to Mr. Wire pursuant to agreements dated October 18, 1988 and January 9, 1993 in amounts equal to the difference between the retirement benefits payable under the Genesco Retirement Plan and the benefits which would have been payable if the Internal Revenue Code limitations on eligible earnings and maximum payments described above had not been imposed. The agreements with Mr. Wire further provide that his total annual benefits under the Plan and his supplementary retirement agreements will not be less than $260,000. By an agreement dated February 27, 1991, the Company established a trust for Mr. Wire to be funded in the event of a change of control of the Company (as defined in the change of control agreements described under the heading "Agreements with Management" below) through a cash payment by the Company in actuarially determined amounts required to provide that portion of the supplementary benefit payments as of the date of the change of control. Harry D. Garber served as chairman of the Company's board of directors during Fiscal 1995 under a consulting arrangement pursuant to which he received $12,500 per month (or a total of $150,000 in Fiscal 1995) in addition to the standard directors' fees and retainer.
                      APPROVAL OF INDEPENDENT ACCOUNTANTS
The board of directors, upon recommendation of its audit committee, has appointed Price Waterhouse as independent accountants to examine the financial statements of the Company and its subsidiaries for the Company's fiscal year ending January 31, 1996. A representative of Price Waterhouse is expected to be present at the annual meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS APPOINTMENT AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                    APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN
The board of directors believes that broad-based employee stock purchase plans advance the interests of the Company and its shareholders by attracting and retaining qualified employees and by encouraging them to identify with shareholder interests through the acquisition of shares of the Company's common stock. The Genesco Employee Stock Purchase Plan (the "Plan") was adopted by the board of directors on February 20, 1995, subject to the approval of shareholders. If approved by shareholders, the Plan will replace the Genesco Stock Savings Plan (the "Existing Plan") approved at the 1990 Annual Meeting of Shareholders. The following table sets forth certain information regarding the allocation of benefits from the proposed Plan among the named individuals and categories of employees:

                            NEW PLAN BENEFITS
                                         GENESCO EMPLOYEE STOCK PURCHASE
                                                      PLAN
NAME AND POSITION                      DOLLAR VALUE($)     NUMBER OF UNITS
David M. Chamberlain,
  Chairman, President and
  Chief Executive Officer                          0                    0
James S. Gulmi,
  Vice President-Finance,
  Treasurer and Chief Financial
  Officer                                          0                    0
Fowler H. Low,
  President and Chief Executive
  Officer of Johnston & Murphy,
  a division of Genesco                            0                    0
Ben T. Harris,
  President and Chief Executive
  Officer of Genesco Retail,
  a division of Genesco                            0                    0
Robert E. Brosky,
  Controller and Chief
  Accounting Officer                               0                    0
Executive Group                                    0                    0
Non-Executive Director Group                       0                    0
Non-Executive Officer
  Employee Group                         $ 356,250(1)         1,000,000(1)

(1) Not determinable for current year. The information shown assumes the issuance of the total number of shares issuable under the Plan at September 30, 1994. The dollar value shown is the closing price of the shares on that date ($2.375) less the amount that would have been required to be paid for them by Plan participants.
DESCRIPTION OF THE PLAN
Under the proposed Plan, options are to be granted as of October 1, 1995 and October 1 of every year thereafter, through and including October 1, 2004.
An option enables the participant to purchase shares of the Company's common stock on the anniversary of the date the option is granted at 85% of the fair market value of a share of common stock on the date the option is granted or the date the option is exercised, whichever is lower. The Existing Plan allows for purchases at the end of a two-year option period at the lower of fair market value on the grant date or the exercise date. If a participant retires, dies or becomes disabled, he or his legal representative may withdraw the balance of his contribution account or receive shares of stock at the exercise date.
A participant enrolling in the Plan specifies the amount of each installment to be withheld through payroll deductions beginning as soon as practicable after enrollment. The amount of each installment may not exceed 15% of the participant's monthly base pay. Amounts withheld under the proposed Plan would bear no interest. Amounts withheld under the Existing Plan bear interest at the prime rate.
The number of shares to be purchased is not to exceed the lower of (i) 2,000 shares of common stock or (ii) that number of shares equal to $10,000 divided by the closing market price of the common stock on the grant date.
The Plan is to be administered by the compensation committee of the board of directors or another designee of the board of directors.
The board of directors will amend the Plan if necessary to qualify the Plan as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The board in its discretion may amend the Plan in other respects, but may not, without shareholder approval, adopt any amendment which would extend the term of the Plan, materially modify the employee eligibility requirements or increase the total number of shares of common stock issuable under the Plan.
All employees of the Company or of any subsidiary of the Company participating in the Plan, other than employees subject to Section 16(a) of the Securities Exchange Act of 1934, including all the executive officers of the Company, will be eligible to receive options under the Plan, except such an employee (i) who has been continuously employed for less than 6 full months, (ii) whose eligible compensation (as defined) exceeded $100,000 in the most recent calendar year,
(iii) whose customary employment is 20 hours or less per week or (iv) whose customary employment is for not more than 5 months in any calendar year. Directors are not eligible to participate in the Plan. Eligible employees, currently approximately 3,350 employees, may enroll as participants in the Plan annually prior to the date of grant. Executive officers with base salaries of $100,000 per year or less are eligible to participate in the Existing Plan.
A maximum of 1,000,000 shares of common stock of the Company are available for grant under the Plan, subject to adjustment resulting from a stock dividend, split or combination, a recapitalization or reclassification, or a reorganization, merger or consolidation in which the Company is the surviving corporation, or other similar change affecting the common stock of the Company. Any shares as to which an unexercised option expires or is terminated, in whole or in part, may be subject to a new option.
A participant may withdraw his election to purchase the shares of common stock issuable under an option up to 30 days prior to the date the option is to be exercised and receive in cash his entire account balance as of the date of withdrawal. Thereafter, the participant's payroll deductions will cease.
A participant may discontinue making payroll deductions without withdrawing his account balance but may not resume making payroll deductions. If the election to purchase is not subsequently withdrawn, the account balance will be applied to the purchase of shares on the exercise date.
Each outstanding option is automatically exercised on the last trading date of the plan year on the New York Stock Exchange, and the balance of the participant's account is applied to the option price for the purchase of that number of shares of common stock, rounded to the nearest whole share, equal to the account balance divided by the option price, not to exceed the maximum number of shares issuable under the option as provided above. Any remaining account balance not applied to the purchase of shares may be left in the participant's account for the purchase of shares in the next plan year or paid in cash to the participant or the participant's legal representative.
If a participant's employment is terminated for any reason other than his retirement, death or disability, his participation in the Plan and any unexercised options automatically terminate, and he will receive in cash the balance of his account.
The foregoing description of the principal features of the Plan is qualified by reference to the full text of the Plan attached as Appendix A to this Proxy Statement.
FEDERAL INCOME TAX CONSEQUENCES
The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. If a participant makes no disposition of the shares purchased within two years after the date of the grant or within one year after the date of exercise of the option, the participant will realize no taxable income upon the grant of the option or the exercise thereof. If a participant sells or otherwise disposes of the shares acquired upon the exercise of an option, the difference between the sales proceeds and the participant's basis in the stock (i.e., the option price) will be taxed as a long-term capital gain or loss. The Company is not entitled to a deduction with respect to the granting of an option, the issuance of shares upon exercise of the option, or upon any subsequent disposition of the shares by the participant.
If the participant disposes of the shares within two years after the date of grant or within one year after the date of exercise of the option, the participant will realize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the shares on the date of exercise and the option price. Any balance of the participant's gain upon disposition will be capital gain. The Company may deduct an amount equal to the ordinary income recognized by the participant in the year the participant recognized ordinary income.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE GENESCO EMPLOYEE STOCK PURCHASE PLAN.
                             SHAREHOLDER PROPOSALS
  CUMULATIVE VOTING
Mr. Joseph Bussetti, 52 South Lilburn Drive, Garnerville, New York, who owns 2,000 shares of Series 1 subordinated serial preferred stock and claims beneficial ownership of 28,000 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting:
     RESOLVED: That the stockholders of Genesco Inc., at a duly convened annual meeting, at which a quorum was present in person or by proxy, hereby request and recommend to the Board of Directors, as a means of promoting increased shareholder
               democracy, to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.
     The proponent makes the following statement in support of his proposal:
     The proposal relating to cumulative voting for directors should be adopted by the shareholders for the following reasons:
     A major problem in today's corporate world is to make directors and management of a company more responsive to its shareholders. A recent example of this was the Paramount-Viacom-QVC battle, where the incumbent directors of Paramount, until compelled to do so by a court, opposed a higher offer for Paramount. Cumulative voting for directors is a means of empowerment for shareholders, giving them greater influence in the selection of directors, and through the directors, in the management of the affairs of the company. An editorial in the Corporate Examiner stated:
     "Shareholders interested in promoting the democratic process should encourage corporate management by supporting resolutions which call for the adoption of cumulative voting."
     As explained in the proposed resolution, cumulative voting will have the effect of enabling shareholders to "cumulate" their votes for one or more directors rather than having those votes spread among all directors to be elected.
     Making it easier for shareholders to elect as directors someone other than the slate chosen by management and the incumbent directors can only help make the Board more responsive to the best interests of all shareholders, not just those on the inside. It is no coincidence that management will oppose this resolution on the false argument that each director should represent all shareholders. The reality is, without cumulative voting, it is difficult, if not impossible, for outside shareholders to have a voice on the board.
It is the opinion of the board of directors that each director should represent the interests of the Company and all of its shareholders. The board opposes cumulative voting for directors, because in the election of a slate of seven directors it would make it possible for a shareholder or a group of shareholders having only a small percentage of the Company's outstanding voting power to elect a director who might regard himself or herself as representing only the special interests of those responsible for his or her election. The board believes that the election of directors who view themselves as representing or answerable to a limited group of shareholders could result in factionalism and discord among directors and thus impede the effective functioning of the board to the disadvantage of the Company and its shareholders generally.
The board supports the present method of electing directors by a plurality of the votes cast, which it believes encourages directors to manage the affairs of the Company for the benefit of all shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.
  REPEAL OF SHAREHOLDER RIGHTS PLAN
Mr. Ronald R. Bussetti, 12 Carteret Drive, Pomona, New York, who owns 270 shares of Series 3 preferred stock, 2,000 shares of $2.30 Series 1 preferred stock, 100 shares of employee's convertible preferred stock and 2,900 shares of common stock and claims beneficial ownership of 515 shares of $2.30 Series 1 preferred stock and 52,300 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting:
     RESOLVED: That the stockholders of Genesco Inc., at a duly convened annual meeting, at which a quorum was present in person or by proxy, hereby request and recommend to the Board of Directors, as a means of promoting increased shareholder rights and enhancing the value of the company's stock, to take the steps necessary to repeal the Shareholders Rights Plan adopted in 1990 or to redeem such rights.
     The proponent makes the following statement in support of his proposal:
     The proposal relating to repeal of the Rights Plan should be adopted by the shareholders for the following reasons:
     The Rights Plan has the effect of deterring takeover bids that the Board of Directors does not consider in the best interest of the company or the shareholders. The board should focus on making the company profitable and not on what it might think is in the best interests of shareholders. There is not any indication that the Rights Plan or other so-called defensive measures have done anything to protect the shareholders or increase shareholder value since they were adopted.
     The Rights Plan has the effect of artificially deterring a bidder for the company's stock. It also has the effect of aiding management and the current
     directors in maintaining their position and control of the company by requiring a bidder to reach some accommodation with them if the bidder wants to acquire more than 10% of the company. The Rights Plan also is based on the false and paternalistic premise that the board and management are better able to decide what is best for the shareholders rather than the shareholders themselves.
The Company's Shareholder Rights Plan was adopted by the board of directors to protect the interests of all the Company's shareholders and to give the board the flexibility to maximize the value of the shareholders' investment in Genesco in the event an unsolicited attempt is made to acquire Genesco. Unsolicited takeover attempts could include a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all shareholders equally, a squeeze-out merger or other abusive takeover tactics. The board believes these tactics are not in the best interests of shareholders because they unfairly pressure shareholders, squeeze them out of the investment and potentially deprive them of the full value of their shares. The Rights Plan provides a strong incentive for anyone interested in acquiring the Company to negotiate directly with the board of directors, which is in the best position to assess the adequacy and fairness of the offer and, if a sale is indicated, to negotiate the highest possible price for shareholders.
The Rights Plan is not intended to deter and, in the view of the board, will not deter fair takeover bids for Genesco. It is intended to deter any attempt to acquire Genesco in a manner or on terms that are not in the best interests of all shareholders. The board of directors believes that the Rights Plan represents a sound and reasonable means of addressing the complex issues of corporate policy that would be presented by a takeover attempt.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.
  CONFIDENTIAL VOTING
The New York City Employees' Retirement System, which claims beneficial ownership of 66,300 shares of common stock, has given notice that it intends to present the following proposal at the annual meeting:
     RESOLVED: That the shareholders of the corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the corporation.
     The proponent makes the following statement in support of its proposal:
     The confidential ballot is fundamental to the American political system.
     The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.
     Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.
     It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.
     This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the corporation to have access to the vote of its shareholders without their specific consent.
     Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.
     We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation. We hope that you would agree and vote FOR this proposal. The General Board of Pension and Health Benefits of The United Methodist Church, which claims beneficial ownership of
     2,600 shares of common stock, has notified the Company that it supports and wishes to be considered a co-filer and co-sponsor of the proposal.
The board of directors believes the Company's present procedure for collecting and tabulating proxies does not subject the shareholder to coercive pressure and allows the Company to tabulate votes in an efficient manner. In addition, the board believes that a secret ballot policy would provide no demonstrable benefit to the Company or its shareholders and could be a hindrance in situations where voting information is important.
The proxy solicitation process and the form of proxy itself are governed by the rules of the Securities and Exchange Commission, and the Company complies with those rules. Shareholders often utilize their proxy cards to communicate issues of concern to the Company, and this serves as a valuable source of information to management. Shareholders desiring to remain anonymous have the freedom of choice to keep their vote secret by holding their shares in nominee or "street" name through a broker, bank or depository.
The proponents themselves have acknowledged that there is no imputation of management coercion and they only speculate that employees or institutional holders may perceive possible voting pressure. Mere speculation as to the "existence of this possibility" does not justify the expense of overhauling a system of voting that has served both the Company and its shareholders well in the past.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.
                     PROPOSALS FOR THE 1996 ANNUAL MEETING
Proposals of shareholders intended for inclusion in the proxy material for the 1996 annual meeting of shareholders must be received at the Company's offices at Genesco Park, P.O. Box 731, Nashville, Tennessee 37202-0731, attention of the Secretary, no later than January 26, 1996.
                                                                      APPENDIX A
                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                                   ARTICLE I
                                  INTRODUCTION
1.1 ESTABLISHMENT OF PLAN
Genesco Inc., a Tennessee corporation ("Genesco") with principal offices located in Nashville, Tennessee, adopts the following employee stock purchase plan for its eligible employees, effective on October 1, 1995, subject to Section 3.1. This Plan shall be known as the Genesco Employee Stock Purchase Plan.
1.2 PURPOSE
The purpose of this Plan is to provide an opportunity for eligible employees of the Employer to become shareholders in Genesco. It is believed that broad-based employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Employer and to the mutual benefit of its employees and shareholders.
1.3 QUALIFICATION
This Plan is intended to be an employee stock purchase plan which qualifies for favorable Federal income tax treatment under Section 423 of the Code.
                                   ARTICLE II
                                  DEFINITIONS
As used herein, the following words and phrases shall have the meanings specified below:
2.1 CLOSING MARKET PRICE
The last sale price of the Stock as reported on the New York Stock Exchange on the date specified or, if no sales occurred on such day, on the most recent day when sales occurred; but if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the New York Stock Exchange, the market value of the
Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.
2.2 CODE
The Internal Revenue Code of 1986, as amended from time to time.
2.3 CONTRIBUTION ACCOUNT
The account established on behalf of a Participant to which shall be credited the amount of the Participant's contribution, pursuant to Article V.
2.4 EMPLOYEE
Each employee of an Employer (a) whose total annual base salary is less than $100,000, (b) who is not a Statutory Insider, and (c) whose customary employment by the Employer is greater than 20 hours per week and greater than five months per year.
2.5 EMPLOYER
Genesco or any corporation (i) which is a Subsidiary of Genesco, (ii) which is authorized by the Board of Directors to adopt this Plan with respect to its Employees, and (iii) which adopts this Plan. The term "Employer" shall include any corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided such corporation does not affirmatively disavow this Plan.
2.6 EXERCISE DATE
The last trading date of the Plan Year on the New York Stock Exchange.
2.7 EXERCISE PRICE
The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.
2.8 FIVE-PERCENT SHAREHOLDER
An Employee who owns five percent or more of the total combined voting power or value of all classes of stock of Genesco or any Subsidiary thereof. In determining this five percent test, shares of stock which the Employee may purchase under outstanding options, as well as stock attributed to the Employee under Section 424(d) of the Code, shall be treated as stock owned by the
Employee in the numerator, but shares of stock which may be issued under options shall not be counted in the total of outstanding shares in the denominator.
2.9 GRANT DATE
The first trading date of the Plan Year on the New York Stock Exchange.
2.10 PARTICIPANT
Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.
2.11 PLAN
The Genesco Employee Stock Purchase Plan.
2.12 PLAN ADMINISTRATOR
The committee composed of one or more individuals to whom authority is delegated by Genesco's board of directors to administer the Plan. The Plan Administrator shall initially be the Compensation Committee of Genesco's board of directors.
2.13 PLAN YEAR
A 12 month period beginning on the first day of October and ending on the last day of September in the following calendar year. The initial Plan Year shall commence on October 1, 1995 and end on September 30, 1996.
2.14 SHARES
Those shares of common stock of Genesco which are reserved pursuant to Section
6.1 for issuance upon the exercise of options granted under this Plan.
2.15 STATUTORY INSIDER
Any individual subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and any other person so designated by resolution of the board of directors.
2.16 SUBSIDIARY
Any corporation in an unbroken chain of corporations beginning with Genesco each of which (other than the last corporation in the chain) owns stock possessing
50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.
                                  ARTICLE III
                              SHAREHOLDER APPROVAL
3.1 SHAREHOLDER APPROVAL OF PLAN
If the Plan is not approved by the shareholders of Genesco before October 1, 1995, it shall not take effect.
3.2 SHAREHOLDER APPROVAL FOR CERTAIN AMENDMENTS
Without the approval of the shareholders of Genesco, no amendment to this Plan shall
(i) increase the number of Shares reserved under the Plan, other than as provided in Section 10.3;
(ii) make participation in the Plan available to any person who is not an Employee; or
(iii) make participation in the Plan available to employees or any corporation other than Genesco or any Subsidiary which adopts the Plan.
Approval by shareholders must comply with applicable provisions of the corporate charter and bylaws of Genesco, and with Tennessee law prescribing the method and degree of shareholder approval required for issuance of corporate stock or options.
                                   ARTICLE IV
                         ELIGIBILITY AND PARTICIPATION
4.1 CONDITIONS
Each Employee shall become eligible to become a Participant on October 1, 1995 or any October 1 thereafter if such Employee has been employed by the Employer for a continuous period of at least six months prior to such date. No Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an option to purchase Shares under the Plan.
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4.2 APPLICATION FOR PARTICIPATION
Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, he shall complete such form and file it with his Employer no later than the next September 15. The completed enrollment form shall indicate the amount of Employee contribution authorized by the Employee. If no new enrollment form is filed by a Participant in advance of any Plan Year after the initial
Plan Year, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the limit of 15% of base pay).
4.3 DATE OF PARTICIPATION
All Employees who elect to participate shall be enrolled in the Plan commencing with the first paydate after the October 1 following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.
                                   ARTICLE V
                              CONTRIBUTION ACCOUNT
5.1 EMPLOYEE CONTRIBUTIONS
The enrollment form signed by each Participant shall authorize the Employer to deduct from the Participant's compensation an after-tax amount in an exact number of dollars during each payroll period which may not be less than five dollars ($5.00) nor more than 15% of the Participant's base pay on the October 1 on which his enrollment is effective. The term "base pay" shall be determined before subtracting any of the Employee's contributions to the Genesco 401(k)
plan and the Flexible Spending Accounts Plan. The dollar amount deducted on each paydate shall be credited to the Participant's Contribution Account. No interest will accrue on any contributions or on the balance in a Participant's Contribution Account. The Company's obligations to Participants with respect to the Contributions under the Plan are unfunded and secured and Participants, their heirs and Legal Representatives are unsecured general creditors with no legal rights or claims to any particular assets of the Company.
5.2 MODIFICATION OF CONTRIBUTION RATE
No change shall be permitted in a Participant's amount of withholding except upon October 1, and then only if the Participant files a new enrollment form with the Employer at least 15 days in advance of such date designating the desired
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withholding rate; except that a Participant may notify the Employer at any time
(except during the period from September 15 through September 30) that he wishes to discontinue his contributions. This notice shall be in writing and on such forms as provided by the Employer and shall become effective as of a date provided on the form not more than 30 days following its receipt by the
Employer.
5.3 WITHDRAWAL OF CONTRIBUTIONS
A Participant may elect to withdraw the balance of his Contribution Account at any time during the Plan Year prior to the Exercise Date (except during the period from September 15 through September 30). The option granted to a Participant shall be canceled upon his withdrawal of the balance in his Contribution Account. The election to withdraw must be in writing on such forms as may be provided by the Employer. No further contributions may be made with respect to a Plan Year in which a withdrawal occurs.
                                   ARTICLE VI
                        ISSUANCE AND EXERCISE OF OPTIONS
6.1 RESERVED SHARES OF STOCK
Genesco shall reserve 1,000,000 Shares for issuance upon exercise of the options granted under this Plan. Subject to adjustment pursuant to Section 10.3, the aggregate number of Shares which may be purchased by Participants pursuant to options granted under the Plan shall not exceed the number of Shares reserved hereunder. Shares may, however, be originally issued by Genesco or purchased by Genesco on the open market, in the discretion of the Plan Administrator.
6.2 ISSUANCE OF OPTIONS
On the Grant Date each Participant shall be deemed to receive an option to purchase a number of Shares at an Exercise Price determined as provided in this
Article VI.
6.3 DETERMINATION OF EXERCISE PRICE
The Exercise Price of the options granted under this Plan for any Plan Year shall be 85% of the Closing Market Price of the Stock on either the Exercise
Date or the Grant Date, whichever is less.
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6.4 PURCHASE OF STOCK
On an Exercise Date, all of the options which were granted on the previous Grant Date and which have not subsequently been canceled pursuant to the provisions of the Plan shall be automatically exercised. The Contribution Account of each Participant shall be used to purchase the number of whole Shares determined by dividing the Exercise Price into the balance of the Participant's Contribution Account. Any money remaining in a Participant's Contribution Account representing a fractional share shall remain in his Contribution Account to be used in the next Plan Year along with new contributions in the next Plan Year; provided, however, that if the Participant does not enroll for the next Plan Year, the balance remaining shall be returned to him in cash.
6.5 TERMS OF OPTIONS
Options granted under this Plan shall be subject to such amendment or modification as the Plan Administrator shall deem necessary to comply with any applicable law or regulation, including but not limited to Section 423 of the Code, and shall contain such other provisions as the Plan Administrator shall from time to time approve and deem necessary.
6.6 LIMITATIONS ON OPTIONS
The options granted hereunder are subject to the following limitations:
(a) The maximum number of Shares which may be purchased by any Participant on an Exercise Date shall be equal to the lesser of
    (i)   2,000 shares, or
    (ii) $10,000 divided by the Closing Market Price on the Grant Date in that Plan Year.
   The maximum number of Shares as determined above shall be adjusted upon the occurrence of an event described in Section 10.3.
(b) No option may be granted to a Participant if immediately after the option is granted the Participant would be a Five-Percent Shareholder.
(c) No Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options may be exercised during the Participant's lifetime only by him.
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6.7 PRO-RATA REDUCTION OF OPTIONED SHARES
If the total number of Shares to be purchased under option by all Participants on an Exercise Date exceeds the number of Shares remaining authorized for issuance under Section 6.1, a pro-rata allocation of the Shares available for issuance will be made among the Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants.
6.8 STATE SECURITIES LAWS
Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue Shares to any Participant if to do so would violate any State securities law applicable to the sale of Shares to such Participant. In the event that the Company refrains from issuing Shares to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant's Contribution Account that would otherwise have been applied to the purchase of Shares.
                                  ARTICLE VII
                          TERMINATION OF PARTICIPATION
7.1 TERMINATION OF EMPLOYMENT
Any Employee whose employment with the Employer is terminated during the Plan Year for any reason except death, disability or retirement at or after age 65 shall cease being a Participant immediately. The balance of that Participant's Contribution Account shall be paid to such Participant as soon as practical after his termination. The options granted to such Participant shall be canceled as of the date of termination.
7.2 DEATH
If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative of the deceased Participant may elect to withdraw the balance in such Participant's Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Plan Year during which the Participant died (except during the period from September 15 through September 30). In the event that no election to withdraw is made on or before the September 15 preceding the Exercise Date, the balance accumulated in the deceased Participant's
Contribution Account shall be used to purchase Shares in accordance with Section
6.4. Any
                                      A-8
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money remaining which is insufficient to purchase a whole Share shall be paid to the legal representative.
7.3 RETIREMENT
If a Participant should retire from the employment of the Employer at or after attaining age 55, no further contributions on behalf of the retired Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Plan Year during which the Participant retired (except during the period from September 15 through September 30). In the event that no election to withdraw is made on or before the September 15 preceding the Exercise Date, the balance accumulated in the retired Participant's Contribution Account shall be used to purchase Shares in accordance with Section 6.4, and any money remaining which is insufficient to purchase a whole Share shall be paid to the retired Participant.
7.4 DISABILITY
If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of "disability" in the Employer's long-term disability plan, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Plan Year during which the Participant became disabled (except during the period from September 15 through September 30). In the event no election to withdraw is made on or before the September 15 preceding the Exercise Date, the balance accumulated in the disabled Participant's Contribution Account shall be used to purchase Shares in accordance with Section 6.4, and any money remaining which is insufficient to purchase a whole Share shall be paid to the disabled Participant.
                                  ARTICLE VIII
                               OWNERSHIP OF STOCK
8.1 SHARE OWNERSHIP; FORM
The Shares purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of Genesco shall inure to the Participant with respect to such Shares. All
                                      A-9
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the Shares purchased under the Plan shall be delivered by the Company in the manner determined by the Plan Administrator.
The Plan Administrator, in its sole discretion, may determine that the Shares shall be delivered by (i) issuing and delivering to the Participant a certificate for the number of Shares purchased by such Participant on an
Exercise Date, (ii) issuing and delivering a certificate or certificates for the number of Shares purchased by all Participants on an Exercise Date to a member firm of the New York Stock Exchange which is also a member of the National Association of Securities Dealers, as selected by the Plan Administrator from time to time, which Shares shall be maintained by such member firm in separate brokerage accounts for each Participant, or (iii) issuing and delivering a certificate or certificates for the number of Shares purchased by all Participants on an Exercise Date to a bank or trust company or affiliate thereof, as selected by the Plan Administrator from time to time, which Shares shall be maintained by such Bank or trust company or affiliate in separate accounts for each Participant. Each certificate or account, as the case may be, may be in the name of the Participant or, if the Participant designates on the form prescribed by the Plan Administrator, in the Participant's name jointly with another individual, with the right of survivorship. Such designation may be changed by filing notice thereof.
8.2 PREMATURE SALE OF STOCK
If a Participant (or former Participant) sells or otherwise disposes of any Shares obtained under this Plan prior to two years after the Grant Date of the option under which such shares were obtained, that Participant (or former Participant) must notify the Employer immediately in writing concerning such disposition.
                                   ARTICLE IX
                          ADMINISTRATION AND AMENDMENT
9.1 ADMINISTRATION
The Plan Administrator shall (i) administer the Plan and keep records of the Contribution Account balance of each Participant, (ii) interpret the Plan, and
(iii) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers of Genesco or other Employees who are Participants). The Board of
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Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan
Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.
9.2 AMENDMENT
The board of directors of Genesco may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall be immediately canceled and the balance in each Participant's Contribution Account shall be paid to that Participant. Notwithstanding the foregoing, no amendment of the Plan as described in Article III shall become effective until and unless such amendment is approved by the shareholders of Genesco.
                                   ARTICLE X
                                 MISCELLANEOUS
10.1 EXPENSES
The Employer will pay all expenses of administering this Plan that may arise in connection with the Plan.
10.2 NO CONTRACT OF EMPLOYMENT
Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.
10.3 ADJUSTMENT UPON CHANGES IN STOCK
The aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the board of directors) in an equitable manner to reflect changes in the capitalization of Genesco, including, but not limited to, such changes as result from merger,
                                      A-11
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consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares available under the Plan and the number of shares covered under any options granted pursuant to the Plan shall be the next lower number of shares, rounding all fractions downward.
10.4 EMPLOYER'S RIGHTS
The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
10.5 LIMIT ON LIABILITY
No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, or Genesco or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against Genesco, an Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.5, of any right which is not susceptible to advance waiver under applicable law.
10.6 GENDER AND NUMBER
For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.
10.7 GOVERNING LAW
The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Tennessee, except that the Plan shall be
                                      A-12
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construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury regulations promulgated thereunder.
10.8 HEADINGS
Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.
10.9 SEVERABILITY
If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.
                                      A-13
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                        TABLE OF CONTENTS

                                      PAGE
Notice.............................     1
Voting Securities..................     3
Election of Directors..............     4
Security Ownership of Officers,
  Directors and Principal
  Shareholders.....................     9
Executive Compensation.............    12
Approval of Independent
  Accountants......................    28
Approval of Employee Stock Purchase
  Plan.............................    29
Shareholder Proposals..............    32
Proposals for the 1996 Annual
  Meeting..........................    37
Appendix A.........................   A-1

                                                     (GENESCO logo appears here)
                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                             AND
                                                                 PROXY STATEMENT
                                                                  Annual Meeting
                                                                 of Shareholders
                                                                   June 28, 1995